                                                                  EXHIBIT 10.9.1


                                      *** TEXT OMITTED AND FILED SEPARATELY
                                          CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4)
                                          and 230.406


                  INTERNATIONAL VALUE ADDED RESELLER AGREEMENT

     This International Value Added Reseller Agreement ("Agreement") is entered into this 14th day of March, 2003 by and between ORBCOMM LLC, a Delaware limited liability company ("ORBCOMM"), with its offices located at 21700 Atlantic Boulevard, Dulles, Virginia 20166, and Transport International Pool, Inc., a Pennsylvania corporation ("Reseller"), with its offices located at 426 West Lancaster Avenue, Devon, PA 19333.

                                   WITNESSETH:

     WHEREAS, ORBCOMM operates a system that provides low-Earth orbit satellite-based data communication services; and

     WHEREAS, Reseller desires to have the right to market and sell access to and use of the ORBCOMM System in the Territory solely with respect to the Application (as defined herein below) in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1 DEFINITIONS

     Unless otherwise specified herein, the capitalized terms used in this Agreement shall have the meaning set forth in Exhibit A attached hereto.

SECTION 2 TERM OF AGREEMENT

     Subject to the provisions set forth herein, the term of this Agreement shall commence on the Effective Date and continue for a period of three (3) years (hereinafter the "Initial Term"). This Agreement may be renewed by Reseller at its option for up to two (2) further terms of three (3) years each (together with the Initial Term, the "Term") provided Reseller gives notice to ORBCOMM in writing of its decision to extend the Agreement at least ninety (90) days prior to the expiration of the then-current Term.

SECTION 3 PURCHASE OF SERVICE; NON-EXCLUSIVE LICENSE

     (a) Purchase and Sale. In the event Reseller elects to purchase or resell access to and use of the ORBCOMM System, ORBCOMM hereby agrees to sell to Reseller, and Reseller hereby agrees to purchase, such access and use pursuant to the terms of this Agreement.

     (b) Non-Exclusive License to Promote and Resell. ORBCOMM hereby grants to Reseller a non-exclusive license to promote, solicit, market and resell access to and use of the ORBCOMM System in the Territory for use with the Application, in accordance with the terms of this Agreement. Any purported resale by Reseller other than pursuant to the terms and conditions of this Agreement or outside of the Territory shall be null and void.

     (c) Sublicense. Reseller may sublicense Agents and Affiliates to promote, solicit and market access to and use of the ORBCOMM System on Reseller's behalf, provided that such Agents and Affiliates agree to be bound by the terms of this Agreement. A Subscriber shall, in any event, purchase and receive services directly from Reseller and not from any Agent or Affiliate. The parties agree that any GE Business or GE Affiliate may, at its option, become a Reseller pursuant to the terms of this Agreement, provided such GE Business or GE Affiliate agrees to be bound by the terms of this Agreement.

     (d) Demonstration Units. During the Initial Term of this Agreement, Reseller may provision up to one hundred (100) Subscriber Communicators for demonstration, testing and System monitoring ("Demonstration Units"). During the remainder of the Term of this Agreement, Reseller shall be permitted to utilize up to twenty five (25) Demonstration Units. Reseller shall be solely responsible for all costs associated with obtaining the Demonstration Units from whatever source. Reseller shall identify for ORBCOMM which Subscriber Communicators are being used as Demonstration Units and the time period during which they will be used. Demonstration Units provided to Reseller pursuant this Section shall not be subject to any fees, including but not limited to Byte Charges or Provisioning Charges.

     (e) Abuse and Fraudulent Use. Access to the ORBCOMM System is furnished subject to the condition that there be no Abuse of the ORBCOMM System by Reseller, its Agents, its Subscribers or any other Person associated therewith. Reseller shall promptly advise ORBCOMM in the event Reseller has actual knowledge of Abuse of the ORBCOMM System by any Agent, Subscriber or any other Person. In the event ORBCOMM is advised or in good faith reasonably determines that Reseller, any Agent, Subscriber or other Person, is engaging in Abuse of the ORBCOMM System, ORBCOMM shall have the right, after notification and consultation with Reseller (provided ORBCOMM can reasonably provide such notification and engage in such consultation), to immediately suspend that particular Reseller's, Agent's, Subscriber's or other Person's access to and use of the ORBCOMM System, or terminate the particular Subscriber Communicator being used during the Abuse of the ORBCOMM System. During such suspension or termination, all Usage Charges for each Subscriber Communicator affected shall be suspended as well.

     (f) Type Approved Modems. For use with the ORBCOMM System, Reseller shall be responsible for ensuring that only Subscriber Communicators incorporating Type Approved modems are used, sold, or otherwise distributed by it. ORBCOMM shall be entitled to immediately suspend or terminate any Subscriber Communicator's access to the ORBCOMM System if ORBCOMM becomes aware the Subscriber Communicator is not using a Type Approved modem. During such suspension or termination, all Usage Charges for each Subscriber Communicator affected shall be suspended as well.

     (g) Non-Exclusive Service. The parties agree that Reseller is under no obligation to purchase or resell any access to or use of the ORBCOMM Services or the ORBCOMM System. The parties further agree that Reseller may purchase or resell low-Earth orbit satellite-based data communication services, or other data communication services, provided by a Person other than ORBCOMM.

SECTION 4 FEES AND PAYMENT TERMS

     (a) Fees. Reseller shall pay to ORBCOMM (or its designee) the Billing Cycle Amount for each Billing Cycle as provided in this Section. For clarification, the Billing Cycle is currently each calendar month and the Usage Fees are computed based on such. In the event that the Billing Cycle is changed pursuant to the terms of this Agreement, Usage Fees set forth in Exhibit C hereof shall be adjusted proportionately to reflect such change.

     (b) Taxes. The charges as set forth herein do not include applicable taxes. If ORBCOMM is required to pay any federal, state, county, local, or value added tax, or any other governmental agency taxes, assessments, fees or charges of any nature based on the services provided under this agreement, such taxes or fees must be set forth on the invoice for the applicable Billing Cycle. Otherwise, such charges shall be the responsibility of ORBCOMM. Nothing in this Agreement shall require Reseller to pay any franchise, corporate, partnership, succession, transfer, income, excise, profits or income tax of ORBCOMM. No other charges to Reseller shall be allowed unless agreed to in writing by Reseller.

     (c) Payments. Reseller shall be solely responsible for (i) billings to and collections from its Subscribers and (ii) all amounts due to ORBCOMM pursuant to this Agreement for all Subscriber Communicators under Reseller's account regardless of whether or not Reseller bills and/or collects from its Subscribers.

     (d) Currency. All amounts to be paid by Reseller pursuant to this Section shall be paid in full in U.S. Dollars within forty-five (45) days after Reseller's receipt of a valid invoice in accordance with Reseller's standard accounts payable practices.

     (e) Method of Payment. All amounts to be paid by Reseller pursuant to this Section may be paid by check, wire transfer or direct deposit. ORBCOMM shall include any specific wire transfer or direct deposit account information on its invoice.

     (f) [***]

SECTION 5 RESPONSIBILITIES OF RESELLER

     (a) Provisioning. Reseller shall notify ORBCOMM of each Subscriber Communicator addition, deletion, suspension or account transfer, each Subscriber Communicator Address change and/or any other change in the service requested by Subscriber (hereinafter the "Provisioning Changes"). ORBCOMM shall effect such Provisioning Changes as soon as practicable but in no case more than three (3) business days following receipt of notice from Reseller. Reseller shall be responsible for all charges incurred from the date of any Subscriber addition through the date Reseller notifies ORBCOMM of such Subscriber's Provisioning Changes.

     (b) Sales Forecast. Reseller shall provide a sales forecast on the basis of the Reseller's good faith estimate of projected sales and on the basis of reasonable, good faith assumptions.

     (c) Representations and Warranties. Reseller shall not, and shall procure that its Agents shall not, make any representation, warranty, indemnity or similar claim to any other Person concerning the ORBCOMM System or ORBCOMM Services unless it is consistent in all material respects with the written documentation provided by ORBCOMM to Reseller, as such information exists at the time the representation, warranty, indemnify or similar claim is made, and this Agreement. In the event of a conflict between the terms of the written documentation provided by ORBCOMM and this Agreement, the terms of this Agreement shall prevail.

     (d) Support and Training. With ORBCOMM's reasonable assistance, Reseller shall provide reasonably adequate support and training to its Subscribers with respect to the Application; provided, that such reasonable assistance by ORBCOMM shall be limited to general technical issues related to the ORBCOMM System and Reseller's Application.

     (e) First-Line Support. Reseller shall provide, at its own cost and expense, First-Line Support to Subscribers.

     (f) Tax Resale Certificate. Reseller shall, and shall procure that its Agents shall, provide ORBCOMM with a valid resale certificate.

     (g) Disclaimer of Rights. Reseller shall include in its agreements with its Subscribers a provision whereby the Subscriber disclaims any third-party beneficiary rights in this Agreement.

SECTION 6 RESPONSIBILITIES OF ORBCOMM

     (a) Access. ORBCOMM shall provide access to and use of the ORBCOMM System to the Subscribers pursuant to the terms and conditions of this Agreement and the standard operational policies of general applicability established by ORBCOMM. ORBCOMM shall provide no less than thirty (30) days written notice to Reseller of any material change to such operational policies.

     (b) Invoices. Following the end of each Billing Cycle, ORBCOMM shall provide an invoice to Reseller setting forth the Billing Cycle Amount charged to Reseller for such Billing Cycle. The content, format and delivery method of the invoice shall be agreed upon between the parties.

     (c) Permits. ORBCOMM shall use all commercially reasonable efforts to maintain (directly or via contract with its regional licensees or country representatives), or to cause its Affiliates to maintain, as the case may be, all Permits required for ORBCOMM to provide ORBCOMM Services in the Territory.

     (d) Reporting. ORBCOMM shall provide to Reseller, within thirty (30) days of being prepared, copies of ORBCOMM's quarterly and annual unaudited and, if prepared, audited financial statements. Reseller shall protect and maintain such financial information as strictly confidential and proprietary and agrees that such information is being provided by ORBCOMM solely for Reseller's use in evaluating the financial condition of ORBCOMM in connection with the sourcing relationship with ORBCOMM. Reseller shall not disclose, copy or distribute to any Person, except to its employees and Affiliates who need to know such information for the purpose described above, during the Term of this Agreement, without the prior written consent of ORBCOMM.

     (e) ORBCOMM Indemnity. ORBCOMM shall defend, indemnify and save Reseller and its Agents and Subscribers harmless from and against any expense or liability, including costs, fees, reasonable attorneys' fees and damages, arising out of any claim, suit or proceeding that the ORBCOMM System, the use of the ORBCOMM System or the use of the ORBCOMM Marks constitute infringement of any patent, trade secret, trade name, trademark, copyright, or other proprietary right. If an injunction should issue, ORBCOMM shall use commercially reasonable efforts to procure for Reseller and its Subscribers the rights to continue using such marks or services or modify them in a manner acceptable so they become non-infringing.

     (f) Non-Disclosure. ORBCOMM shall not use Reseller's name or any of its trademarks, trade names, copyrights or other intellectual property without Reseller's prior written consent, which consent may be granted or withheld at Reseller's sole discretion. ORBCOMM shall not disclose the existence of this Agreement and/or any of its terms to any third party without Reseller's prior written consent, which consent may be granted or withheld at Reseller's sole discretion; provided, however, that ORBCOMM may disclose the existence of this Agreement and its terms to prospective investors and their advisors in written or oral form so long as they have entered into a non-disclosure agreement with ORBCOMM in connection therewith. In addition, ORBCOMM may disclose the existence of this Agreement and its terms to third parties if the information (i) becomes publicly available after the date of this Agreement through no wrongful act of ORBCOMM, (ii) is furnished to others by Reseller without similar restrictions on their right to use or disclose, (iii) is rightfully known by the third party without any restrictions, (iv) if ORBCOMM produces such information under order of a court of competent jurisdiction or a valid administrative, arbitral or congressional subpoena or (v) if such information is requested by any regulatory or administrative body. It is further agreed that any location or diagnostic information transmitted by or received by Reseller or its Subscribers, Affiliates or Agents while using the ORBCOMM System is the confidential property of Reseller and shall not be disclosed by ORBCOMM to any other Person.

     (g) Non-Solicitation. ORBCOMM agrees that Reseller's customer and Subscriber lists are confidential and the property of Reseller. ORBCOMM agrees that it and/or its Affiliates shall not at any time during the Term of this Agreement and for a period of one (1) year thereafter, attempt to contact, or do business with, any of Reseller's customers or Subscribers for purposes of providing such customers or Subscribers with ORBCOMM Services or any other similar services for the Application or applications competitive with the Application. This provision shall not apply in the event Reseller notifies ORBCOMM that Reseller and its Affiliates will not be providing asset tracking or remote monitoring services to its customers or Subscribers.

SECTION 7 [***]

SECTION 8 U.S. GOVERNMENT SUBSCRIBERS

     In the case of U.S. government subscribers, Reseller acknowledges and agrees that the ORBCOMM Services shall be rendered on a commercial basis consistent with Part 12 of the Federal Acquisition Regulation ("FAR"), as amended, and that Reseller shall, and shall procure that its Agents shall, offer the ORBCOMM Services as "Commercial Items" as set forth in FAR Part 12. As set forth in FAR Part 12, ORBCOMM accepts only the following provisions with respect to any order issued under any U.S. Government contract:

     FAR 52.222-26   Equal Opportunity

     FAR 52.222-35   Affirmative Action for Special Disabled and Vietnam Era
                     Veterans

     FAR 52.222-36   Affirmative Action for Handicapped Workers

SECTION 9 TERMINATION

     This Agreement may be terminated as follows:

     (a) Event of Default. If an Event of Default shall have occurred, the non-defaulting party may elect to terminate this Agreement by giving five (5) days written notice of termination to the defaulting party. If the Event of Default is a result of ORBCOMM or its affiliates being unable to maintain the required permits to provide the ORBCOMM Services in the Territory, Reseller may terminate this Agreement, with no further obligation under this Agreement, as to either (i) that portion of the Territory for which ORBCOMM has been unable to maintain the necessary permits, or (ii) the entire Territory.

     (b) Without Prejudice. Termination of this Agreement by either party shall be without prejudice to any other rights or remedies the terminating party shall have at law or equity.

     (c) Survival. The covenants, agreements and obligations of the parties in Sections 3(g), 4(a) - (e), 6(e) - (g), 9, 10 and 11 shall survive and remain in full force and effect.

     (d) Responsibility for Obligation to Subscribers. After termination of this Agreement, Reseller shall remain liable for payment of all amounts due pursuant to Section 4 up to the date of termination, including accrued but unbilled amounts.

     (e) Cancellation of Order. Upon the giving or receiving of any notice of termination, ORBCOMM shall be entitled to cancel any previously accepted orders to provide ORBCOMM services to new Subscribers that have not yet been activated.

     (f) Return of Equipment and Documents. Upon termination, Reseller shall promptly return to ORBCOMM any ORBCOMM equipment, other than equipment that has been paid for in full by Reseller.

SECTION 10 DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY

     (a) Disclaimer of Warranties. Except as otherwise provided herein, to the fullest extent permitted by applicable law, none of ORBCOMM or any of its Affiliates has made or shall be deemed to have made any representations or warranties whatsoever with respect to the ORBCOMM System or the ORBCOMM Services except as expressly stated herein. Except as otherwise provided herein, to the fullest extent permitted by applicable law, ORBCOMM and its Affiliates expressly disclaim with respect to Reseller and its Agents, and Reseller hereby expressly waives, releases and renounces all warranties of ORBCOMM and its Affiliates arising at law, equity or otherwise, including, but not limited to: (a) any implied warranty of merchantability or fitness for a particular purpose; (b) any implied warranty arising from course of performance, course of dealing or usage of trade; (c) any warranties as to the accuracy, availability or content of the ORBCOMM System or the ORBCOMM Services; and (d) any warranty under any theory of law or equity, including any tort, negligence, strict liability, contract or other legal or equitable theory.

     (b) Limitation of Liability. Except as otherwise provided herein, neither party shall be liable to the other for incidental, indirect, special or consequential damages of any kind, including lost profits, loss of business or loss of goodwill, or damages to business or reputation arising from the performance or non-performance of any aspect of this agreement whether in contract, tort or otherwise, and whether they have been advised of the possibility of such damages. However, the foregoing limitation shall not apply to any claim for gross negligence, willful or intentional misconduct, fraud, misrepresentation or other intentional tort.

SECTION 11 MISCELLANEOUS

     (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, by facsimile, by express mail, courier, or by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or such other address for a party as shall be specified by like notice, provided that such notice shall be effective only upon receipt thereof):

     ORBCOMM:

               ORBCOMM LLC
               21700 Atlantic Boulevard
               Dulles, Virginia 20166
               Telephone: +1 (703) 433-6300
               Facsimile: +1 (703) 433-6868
               Attention: General Counsel and
                          Don Franco

               with a copy to:

               Chadbourne & Parke LLP
               30 Rockefeller Plaza
               New York, New York 10112
               Telephone: +1 (212) 405-5100
               Facsimile: +1 (212) 541-5369
               Attention: Alejandro R. San Miguel

     RESELLER:

               Transport International Pool, Inc.
               80 West Lancaster Avenue
               Devon, PA 19333
               Telephone: (610) 225-1267
               Facsimile: (610) 225-2871
               Attention: Christopher Kelley

               with a copy to:

               Transport International Pool, Inc.
               426 West Lancaster Avenue
               Devon, PA 19333
               Telephone: (610) 648-6452
               Facsimile: (610) 648-6830
               Attention: SVP and General Counsel

     (b) Waiver. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege hereunder. No waiver of any terms or conditions of this Agreement shall be deemed to be a waiver of any subsequent breach of any term or condition. All waivers must be in writing and signed by both parties hereto.

     (c) Standards. Each party shall, and shall procure that their respective Agents shall, employ the highest standards of business conduct in the performance of their obligations hereunder and shall comply with all applicable laws, rules and regulations of any applicable Governmental Authority in the performance of their obligations hereunder.

     (d) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement or their permitted successors or assigns any legal or equitable right, remedy or claim under this Agreement or any particular provision contained herein.

     (e) Additional Representations and Warranties. Each party represents and warrants to the other party that (i) it is duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation, as the case may be, and in each jurisdiction in which the nature of its business requires it to be so, (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action (corporate or otherwise), (iii) this Agreement has been duly executed and delivered and constitutes a legally valid and binding obligation, enforceable against it in accordance with its terms, (iv) it has all Permits necessary for it to enter into and perform its obligations under this Agreement, and (v) it shall not violate any copyright, trade secret, trademark, patent, invention, proprietary information, privacy, non-disclosure or any other statutory or common law rights of any third party in the performance of its obligations under this Agreement.

     (f) Costs and Expenses. Except as otherwise specifically provided herein, each party shall bear all costs and expenses incurred in the performance by it of its obligations hereunder.

     (g) Other Resellers. Reseller acknowledges and agrees that ORBCOMM may, subject to Section 6(g), market ORBCOMM Services for any applications through other resellers.

     (h) Independent Parties. Each party is an independent party. Except as provided in this Agreement, neither party shall have the right, power or authority to act or to create any obligation, express or implied, on behalf of the other party.

     (i) Tariffs. In the event that any ORBCOMM Services or the charges made therefor are currently subject, or at any time become subject, to any tariff or other form of rate regulation imposed by a Governmental Authority, then the terms and conditions of this Agreement, including the prices set forth in the Pricing Rate Schedule, shall be deemed amended to conform to any conflicting terms and conditions in effect under such regulation or tariff. All non-conflicting terms and conditions of this Agreement shall remain valid and in full force and effect.

     (j) Permits. Each party shall maintain in full force and effect all Permits that are required in connection with the performance of its obligations hereunder. Upon the reasonable written request from either party, the other party shall provide reasonable evidence of the validity or effectiveness of any Permit held by or on behalf of it in connection with this Agreement.

     (k) Binding Effect; Assignment. This Agreement shall be binding upon the parties and their permitted successors and assigns. Neither this Agreement nor any interests or obligations of a party shall be assigned or transferred (by operation of law or otherwise) to any Person without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement without the other party's consent in the event the party becomes a party to one or more transactions in the form of a merger, consolidation, reorganization, stock sale or exchange, sale of all or substantially all of the party's assets or some similar or related transaction, with the result being that said party is the surviving entity, or if not the surviving entity, the surviving entity continues to conduct the business conducted by such party prior to the consummation of the transaction, including the assumption of the rights and obligations under this Agreement, provided such transaction does not involve a competitor of Reseller or its Affiliates within the Territory on the one hand and a competitor of ORBCOMM in the low Earth orbit satellite industry on the other hand.

     (l) Entire Agreement; Amendment. This Agreement and all attachments (which are hereby made part of this Agreement) contain the entire understanding between Reseller and ORBCOMM and supersede all prior written and oral understandings relating to the subject matter hereof (excluding the Mutual Non-Disclosure Agreement). No representations, warranties, indemnities, agreements or understandings not contained herein shall be valid or effective unless agreed to in writing and signed by both parties. Any modification or amendment of this Agreement must be in writing and signed by both parties.

     (m) Governing Law. The construction, interpretation and performance of this Agreement, as well as the legal relations of the parties arising hereunder, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict or choice of law provisions thereof.

     (n) Severability. If any part of this Agreement shall be held invalid or unenforceable, such determination shall not affect the validity or enforceability of any remaining portion, which shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated.

     (o) Headings. Headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

ORBCOMM LLC                             TRANSPORT INTERNATIONAL POOL, INC.


By: /s/ Don Franco                      By: /s/ Christopher P. Kelley
    ---------------------------------       ------------------------------------
Name: Don Franco                        Name: Christopher P. Kelley
Title: Co-CEO                           Title: SVP

                                    EXHIBIT A

                                   DEFINITIONS

     (a) "Abuse of the ORBCOMM System" shall mean: (i) providing or attempting to provide, or assisting or permitting another Person to (A) access, alter or interfere with the communications and/or information of a Subscriber by rearranging, tampering or making an unauthorized connection with the ORBCOMM System or (B) use of any scheme, false representation or false credit device, with the intent to avoid payment, in whole or in part, for ORBCOMM Services;
(ii) using the ORBCOMM System in such a manner as to interfere unreasonably with the use of the ORBCOMM System by other users and subscribers; (iii) using the ORBCOMM System to convey information that is unlawful or conveying it in an unlawful manner; (iv) causing electromagnetic interference, either intentionally or unintentionally, with the operation of the ORBCOMM System in such a way as to impair the quality of service provided by ORBCOMM to its other resellers and subscribers or the operation of another system or application approved by the FCC or other Governmental Authority.

     (b) "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For Reseller, an Affiliate shall also mean an entity in which GE owns at least a 20% equity interest in such entity (or, for countries where majority ownership is restricted to 20% or less, the maximum equity ownership permitted by local law).

     (c) "Agent" shall mean a Person (other than Reseller, an Affiliate of Reseller, an employee of Reseller, or an employee of an Affiliate of Reseller) that is authorized pursuant to this Agreement to market and sell access to and use of the ORBCOMM System on Reseller's behalf.

     (d) "Application" shall mean the application or applications described on Exhibit B.

     (e) "Billing Cycle" shall mean a calendar month.

     (f) "Billing Cycle Amount" shall mean, with respect to any Billing Cycle, the sum of all charges incurred for such Billing Cycle, including Usage Charges and Provisioning Charges for all Subscriber Communicators in each case.

     (g) "Effective Date" shall mean the date of this Agreement as set forth in the Preamble.

     (h) "Event of Default" shall mean the occurrence of any one or more of the following: (a) Reseller fails to pay any validly billed amount to ORBCOMM when due and such failure is not cured within thirty (30) days of Reseller's receipt of written notice of said failure to pay; (b) [***] not cured within the fifteen (15) day period as set forth in Section 7, or any subsequent [***] related to the previously-identified and purportedly addressed [***]; (c) ORBCOMM or its Affiliates, country representatives, regional licensees or agents shall not have maintained in full force and effect all Permits necessary to provide ORBCOMM Services in the Territory and such failure shall have continued for a period of sixty (60) days; (d) any material representation or warranty made by or on behalf of Reseller or ORBCOMM contained in this Agreement shall be not be true and correct in all material respects when made; or (e) either Reseller or ORBCOMM shall fail to perform in all material respects their respective covenants contained in this Agreement.

     (i) "FCC" shall mean the United States Federal Communications Commission or any successor agency thereto.

     (j) "First-Line Support" shall mean preliminary customer support.

     (k) "GE" shall mean collectively, the General Electric Company, GE Businesses and its and their Affiliates worldwide.

     (l) "GE Business" shall mean an individual operating business or division of GE, which major operating divisions at the time of this Agreement include: GE Aircraft Engines, GE Commercial Finance, GE Consumer Products (GE Appliances and GE Lighting), GE Equipment Management, GE Consumer Finance, GE Insurance, GE Industrial Systems, GE Medical Systems, NBC, GE Plastics, GE Power Systems, GE Specialty Materials, GE Transportation Systems, and GE Corporate (which includes GE Corporate Research & Development, GE Supply and all other Corporate and support components which components provide, among other things, international trade support, market development, licensing and investments for various GE businesses).

     (m) "Governmental Authority" shall mean any federal, state, local or other governmental agency or authority of the United States or any other country.

     (n) "Mutual Non-Disclosure Agreement" shall mean the Mutual Non-Disclosure Agreement dated as of April 3, 2002, between Reseller and ORBCOMM.

     (o) "ORBCOMM Services" shall mean the data communication services provided by ORBCOMM using the ORBCOMM System.

     (p) "ORBCOMM System" shall mean the network of low-Earth orbit satellites, gateway Earth stations, network and gateway control equipment and other equipment owned and operated by ORBCOMM, its Service Licensees, Country Representatives and/or Gateway Service Providers.

     (q) "Permits" shall mean any franchise, license, license exemption, consent, approval, authorization, registration, equipment type approval, special temporary authority, or import approval, the issuance of which is required by a Governmental Authority with jurisdiction in any country in the Territory.

     (r) "Person" shall mean an individual or a corporation, partnership, association, trust or any other entity or organization.

     (s) "Pricing Rate Schedule" shall mean the Pricing Rate Schedule attached hereto as Exhibit C.

     (t) "Provisioning Charge" shall mean the charge for the activation of a particular Subscriber Communicator for use in connection with the ORBCOMM System in the Territory, as set forth on the Pricing Rate Schedule.

     (u) "Subscriber" shall mean a customer (other than Reseller) purchasing access to and use of the ORBCOMM System from Reseller or Reseller, when access to and use of the ORBCOMM System is for Reseller's own commercial use and account.

     (v) "Subscriber Communicator" shall mean the equipment used by Reseller or its Agents or Subscribers to access the ORBCOMM System, which has been Type Approved and to which a physical serial number, device control number, radio identification codes, and a Subscriber Communicator Address have been assigned.

     (w) "Subscriber Communicator Address" shall mean the unique subscriber communicator address or addresses assigned to a Subscriber Communicator for use within the ORBCOMM System.

     (x) "Subscriber Information" shall mean any information regarding a Subscriber or Subscriber Communicator provided to ORBCOMM by Reseller, Reseller's Agents or Reseller's employees during the term of this Agreement. For clarification, Subscriber Information shall not include the Subscriber Communicator Address or any intellectual property of ORBCOMM associated with or incorporated in a Subscriber Communicator.


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

     (y) "Territory" shall mean the United States, Canada and Mexico.

     (z) "Type Approved" shall mean the approval for use with the ORBCOMM System granted by or on behalf of ORBCOMM to each model or type of modem incorporated into Subscriber Communicators based on ORBCOMM's determination that such model or type of modem meets the requirements set forth in the applicable specifications and successfully meets the testing requirements specified in each applicable manufacturing agreement.

     (aa) "Usage Charges" shall mean the charges incurred by Reseller as set forth on the Pricing Rate Schedule.


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

                                    EXHIBIT B

                        RESELLER APPLICATION DESCRIPTION

Reseller's Application is defined as:

     1. Reseller's service or product offering that tracks and/or monitors assets for the GE Equipment Management businesses, the GE Medical Systems businesses, or their respective customers or Subscribers.

     2. Any other product developed for the purpose of tracking and/or monitoring assets which is derived from or is substantially similar in nature to Application 1 above and which has a message profile and frequency of transmission similar to Application 1 above; provided, however, that any such other product shall be tested prior to Provisioning to ensure that the product does not cause an Abuse of the ORBCOMM System. Such testing shall be conducted pursuant to a testing protocol agreed to by the parties.

     3. Reseller's Application shall specifically exclude products that provide back up communication services for automobile systems not included in Paragraphs 1 and 2 above.

                                    EXHIBIT C

                   Pricing Rate Schedule for Entire Territory




                                     [***]

                               [2 pages omitted]

                                  EXHIBIT D

                                    [***]

                               [3 pages omitted]